Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES ANNOUNCES REVENUES AND PRODUCTION
FOR SECOND QUARTER AND CONFERENCE CALL

DALLAS, TEXAS, August 12, 2004…EXCO Resources, Inc. (EXCO) today reported revenues, earnings and cash flow for the quarter ended June 30, 2004.  For the quarter, EXCO reported net income of $2.8 million, including a $9.1 million non-cash pre-tax mark-to-market expense resulting from changes in the value of our derivative financial instruments, on oil and natural gas revenues of $59.5 million.  For the quarter, cash settlements on derivative financial instruments were $8.5 million, and net cash provided by operating activities was $34.6 million.  For the same period in 2003, EXCO had net income of $3.7 million on oil and natural gas revenues of $25.7 million, cash settlements on derivative financial instruments of $4.9 million, and net cash provided by operating activities of $15.9 million.  The cash settlements on derivative financial instruments in 2003 using our predecessor accounting method were netted in “Oil and natural gas revenues”, and in 2004 using our successor accounting method were included in “Commodity price risk management activities” in the accompanying Condensed Consolidated Statements of Operations.

EBITDA adjusted to exclude expenses from derivative ineffectiveness and terminated hedges, accretion of discounts on asset retirement obligations, and non-cash changes in the fair value of derivative financial instruments (Adjusted EBITDA) for the quarter ended June 30, 2004 was $34.3 million.  For the quarter ended June 30, 2003, Adjusted EBITDA was $11.7 million.  EBITDA and Adjusted EBITDA are financial measures that are calculated on the basis of methodologies other than Generally Accepted Accounting Principles (GAAP).  For a detailed summary and reconciliation of each of these non-GAAP measures to its most comparable GAAP measure please refer to the schedule entitled “Condensed Consolidated EBITDA and Adjusted EBITDA Reconciliations” included at the end of this release.

Production for the three months ended June 30, 2004, was approximately 340,000 barrels of oil, 183,000 barrels of natural gas liquids, and 7.5 Bcf of natural gas as compared to second quarter 2003 production of approximately 312,000 barrels of oil, 91,000 barrels of natural gas liquids, and 3.8 Bcf of natural gas.  Overall, for the three months ended June 30, 2004, total production was approximately 10.6 Bcfe versus second quarter 2003 total production of approximately 6.2 Bcfe, a 4.4 Bcfe or 71% increase.

The average oil price per Bbl, before cash settlements of derivative financial instruments, received during the three months ended June 30, 2004, was $35.47 versus $27.21 for the three months ended June 30, 2003, a $8.26 per barrel or 30.4% increase.  The average natural gas price per Mcf, before cash settlements of derivative financial instruments, received during the current three months was $5.73 versus $5.14 for the corresponding three months of the prior year, a $0.59 per Mcf or 11.5%

increase.  The average natural gas liquids price per Bbl received during the three months ended June 30, 2004, was $24.32 versus $23.59 during the three months ended June 30, 2003, a $.73 per barrel or 3.1% increase.

For the six months ended June 30, 2004, EXCO reported a net loss of $6.3 million, including a $31.9 million non-cash pre-tax mark-to-market expense resulting from changes in the value of our derivative financial instruments, on oil and natural gas revenues of $107.3 million.  For the six months ended June 30, 2004, cash settlements on derivative financial instruments were $12.6 million, and net cash provided by operating activities was $63.7 million.  For the same period in 2003, EXCO had net income of $8.1 million on oil and natural gas revenues of $52.7 million, cash settlements on derivative financial instruments of $12.8 million, and net cash provided by operating activities of $24.4 million.  The cash settlements on derivative financial instruments in 2003 using our predecessor accounting method were netted in “Oil and natural gas revenues”, and in 2004 using our successor accounting method were included in “Commodity price risk management activities” in the accompanying Condensed Consolidated Statements of Operations.

EBITDA adjusted to exclude expenses from derivative ineffectiveness and terminated hedges, accretion of discounts on asset retirement obligations, and non-cash changes in the fair value of derivative financial instruments (Adjusted EBITDA) for the six months ended June 30, 2004 was $63.1 million.  For the six months ended June 30, 2003, Adjusted EBITDA was $26.6 million.  EBITDA and Adjusted EBITDA are financial measures that are calculated on the basis of methodologies other than Generally Accepted Accounting Principles (GAAP).  For a detailed summary and reconciliation of each of these non-GAAP measures to its most comparable GAAP measure please refer to the schedule entitled “Condensed Consolidated EBITDA and Adjusted EBITDA Reconciliations” included at the end of this release.

Production for the six months ended June 30, 2004, was approximately 644,000 barrels of oil, 341,000 barrels of natural gas liquids, and 13.9 Bcf of natural gas as compared to first half 2003 production of approximately 635,000 barrels of oil, 189,000 barrels of natural gas liquids, and 7.8 Bcf of natural gas.  Overall, for the six months ended June 30, 2004, total production was approximately 19.9 Bcfe versus first half 2003 total production of approximately 12.7 Bcfe, a 7.2 Bcfe or 57% increase.

The average oil price per Bbl, before cash settlements of derivative financial instruments, received during the six months ended June 30, 2004, was $33.99 versus $29.84 for the six months ended June 30, 2003, a $4.15 per barrel or 13.9% increase.  The average natural gas price per Mcf, before cash settlements of derivative financial instruments, received during the current six months was $5.53 versus $5.24 for the corresponding six months of the prior year, a $0.29 per Mcf or 5.5% increase.  The average natural gas liquids price per Bbl received during the six months ended June 30, 2004, was $23.87 versus $25.90 during the six months ended June 30, 2003, a $2.03 per barrel or 7.8% decrease.

On July 29, 2003, EXCO was acquired by EXCO Holdings Inc. through a merger.  Results for the three and six months ended June 30, 2003 represent the predecessor basis of accounting before the merger with EXCO Holdings, and results for the three and six months ended June 30, 2004 represent the stepped up successor basis of accounting after the merger.  Results for the three and six months ended June 30, 2004 also include the activities of North Coast Energy, Inc. which was acquired by EXCO pursuant to a tender offer and merger on January 27, 2004 for a purchase price of $167.8 million and the assumption of $57.0 million of outstanding indebtedness.

EXCO will host a conference call on August 16, 2004, at 2:00 p.m. (Dallas time) to discuss the contents of this release and respond to questions.  Please call (800) 309-5788 if you wish to participate, and enter conference ID# 9440242.  A digital recording will be available starting two hours after the completion of the conference call until August 23, 2004.  Please call (800) 642-1687 and enter conference ID# 9440242 to hear the recording.

EXCO Resources, Inc. is a privately-held oil and gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Colorado, Ohio, Pennsylvania, West Virginia and Alberta, Canada.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Ted Eubank, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which the Company has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which the Company is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2003	June 30, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,333	$42,822
Accounts receivable:
Oil and natural gas sales	13,514	25,438
Joint interest	3,857	2,764
Interest and other	1,895	1,782
Oil and natural gas derivatives	705	41
Marketable securities	818	538
Other	3,447	4,212
Total current assets	31,569	77,597
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	9,195	13,065
Proved developed and undeveloped oil and natural gas properties	416,679	654,116
Accumulated depreciation, depletion and amortization	(11,931)	(33,916)
Oil and natural gas properties, net	413,943	633,265
Gas gathering assets, net	—	17,817
Office and field equipment, net	1,101	5,316
Deferred financing costs, net	1,565	11,779
Oil and natural gas derivatives	204	26
Advances to affiliates	46	—
Goodwill	53,346	50,484
Other assets	3,256	381
Total assets	$505,030	$796,665

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2003	June 30, 2004
		(Unaudited)
Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued liabilities	$25,308	$43,665
Revenues and royalties payable	3,350	7,395
Income taxes payable	3,726	6,278
Current portion of asset retirement obligations	—	1,325
Oil, natural gas and interest rate derivatives	12,804	31,280
Total current liabilities	45,188	89,943
Long-term debt	207,951	2
7 ¼% Senior notes due 2011	—	453,152
Asset retirement obligations and other long-term liabilities	18,343	24,309
Deferred income taxes	45,899	35,498
Oil and natural gas derivatives	3,780	18,957
Commitments and contingencies	—	—
Stockholder’s equity:
Common stock, $.01 par value:
Authorized shares—100,000
Issued and outstanding shares—1,000 at December 31, 2003 and June 30, 2004	1	1
Capital contributed by EXCO Holdings Inc.	172,045	172,045
Retained earnings (deficit)	4,177	(2,133)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	7,680	4,927
Unrealized gain (loss) on equity investments	(34)	(36)
Total stockholder’s equity	183,869	174,804
Total liabilities and stockholder’s equity	$505,030	$796,665

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(Predecessor)	(Successor)	(Predecessor)	(Successor)

Revenues:
Oil and natural gas	$25,666	$59,493	$52,676	$107,227
Commodity price risk management activities	—	(17,603)	—	(44,481)
Other income (loss)	296	1,069	(1,401)	1,714
Total revenues	25,962	42,959	51,275	64,460
Costs and expenses:
Oil and natural gas production	8,886	11,907	17,406	22,698
Depreciation, depletion and amortization	5,067	12,335	10,146	23,091
Accretion of discount on asset retirement obligations	330	420	625	836
General and administrative	4,096	5,773	7,644	10,538
Interest	1,287	9,253	2,395	18,045
Total costs and expenses	19,666	39,688	38,216	75,208
Income (loss) before income taxes	6,296	3,271	13,059	(10,748)
Income tax expense (benefit)	2,578	515	5,247	(4,438)
Income (loss) before cumulative effect of change in accounting principle	3,718	2,756	7,812	(6,310)
Cumulative effect of change in accounting principle, net of income taxes	—	—	255	—
Net income (loss)	3,718	$2,756	8,067	$(6,310)
Dividends on preferred stock	1,311		2,622
Earnings on common stock	$2,407		$5,445

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$0.34		$0.73
Cumulative effect of change in accounting principle, net of income taxes	—		0.04
Earnings on common stock	$0.34		$0.77

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$0.29		$0.62
Cumulative effect of change in accounting principle, net of income taxes	—		0.02
Earnings on common stock	$0.29		$0.64

Weighted average number of common and common equivalent shares outstanding:
Basic	7,087		7,055

Diluted	12,564		12,555

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED EBITDA AND ADJUSTED EBITDA RECONCILIATIONS

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(Predecessor)	(Successor)	(Predecessor)	(Successor)

Net income (loss)	$3,718	$2,756	$8,067	$(6,310)
Interest expense	1,287	9,253	2,395	18,045
Income tax expense (benefit)	2,578	515	5,247	(4,438)
Depreciation, depletion and amortization	5,067	12,335	10,146	23,091
EBITDA (1)	12,650	24,859	25,855	30,388
(Income) expense from derivative ineffectiveness and terminated hedges	(1,234)	—	163	—
Accretion of discount on asset retirement obligations	330	420	625	836
Non-cash changes in fair value of derivatives	—	9,060	—	31,923
Adjusted EBITDA (1)	$11,746	$34,339	$26,643	$63,147

(1)  Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA,” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization.  “Adjusted EBITDA” represents EBITDA adjusted to exclude expenses from derivative ineffectiveness and terminated hedges, accretion of discounts on asset retirement obligations, and non-cash changes in the fair value of derivative financial instruments.  We have presented Adjusted EBITDA because it is substantially similar to financial measures that are used in covenant calculations required under our U.S. and Canadian credit agreements and the indenture to our 7 ¼% senior notes and compliance with the liquidity covenants included in these agreements is considered material to us.  Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.  EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP.  EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities.  As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.